Registration No. 333-04929

   As filed with the Securities and Exchange Commission on February 7, 1997


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  ------------


                        POST-EFFECTIVE AMENDMENT NO. 1
                                      TO
                                   FORM S-1
                                  ON FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                 --------------

                      DIAGNOSTIC/RETRIEVAL SYSTEMS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                 13-2632319
         (STATE OR OTHER JURISDICTION                 (I.R.S. EMPLOYER
       OF INCORPORATION OR ORGANIZATION)             IDENTIFICATION NO.)

                                --------------
                                 5 SYLVAN WAY
                         PARSIPPANY, NEW JERSEY 07054
                                (201) 898-1500
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                MARK S. NEWMAN
                                 5 SYLVAN WAY
                         PARSIPPANY, NEW JERSEY 07054
                                (201) 898-1500
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:


                             MARK N. KAPLAN, ESQ.
                             SKADDEN, ARPS, SLATE,
                              MEAGHER & FLOM LLP
                               919 THIRD AVENUE
                           NEW YORK, NEW YORK 10022
                                (212) 735-3000

                               ------------


        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Post-Effective Amendment No. 1 to this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|


        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|




        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS POST-EFFECTIVE AMENDMENT NO.1 TO THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS POST-EFFECTIVE AMENDMENT NO.1 TO THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.




                     DIAGNOSTIC/RETRIEVAL SYSTEMS, INC.


                     Cross Reference Sheet Pursuant to
                   Rule 501(b) of Regulation S-K, Showing
                   Location in Prospectus of Information
                      Required by Part I of Form S-3


Item
No.                       Caption                    Location in Prospectus
----                      -------                    ----------------------
 1.   Forepart of the Registration Statement
      and Outside Front Cover Page of Prospectus...  Outside Front Cover Page

 2.   Inside Front and Outside Back Cover Pages
      of Prospectus................................  Inside Front Cover Page;
                                                     Outside Back Cover Page


 3.   Summary Information, Risk Factors and
      Ratio of Earnings to Fixed Charges...........  Prospectus Summary; Risk
                                                     Factors;  Business


 4.   Use of Proceeds..............................  Use of Proceeds

 5.   Determination of Offering Price..............  Plan of Distribution

 6.   Dilution.....................................  Not Applicable

 7.   Selling Stockholders.........................  Selling Stockholders

 8.   Plan of Distribution.........................  Outside Front Cover
                                                     Page; Plan of
                                                     Distribution

 9.   Description of Securities to be
      Registered...................................  Description of Capital
                                                     Stock

10.   Interests of Named Experts and Counsel.......  Legal Matters



11.   Material Changes.............................  Not Applicable

12.   Incorporation of Certain Information
      by Reference.................................  Incorporation of Certain
                                                     Documents by Reference

13.   Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities..................................  Not  Applicable



[FLAG]
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.





                SUBJECT TO COMPLETION PRELIMINARY PROSPECTUS
                          DATED FEBRUARY 7, 1997

PROSPECTUS


                     DIAGNOSTIC/RETRIEVAL SYSTEMS, INC.

                       885,924 Shares of Common Stock
                           ----------------------


        This Prospectus relates to 885,924 shares of Common Stock, $.01 par value (the "Common Stock") of Diagnostic/Retrieval Systems, Inc. (the "Company"). The Common Stock may be offered from time to time for the account of holders named herein (the "Selling Stockholders"). The Company will not receive any proceeds from this offering. The Company's Common Stock is listed on the American Stock Exchange (the "AMEX") under the symbol "DRS." On February 4, 1997, the last reported sale price of the Common Stock on the AMEX was $11 1/4 per share.


        SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                           ----------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
      MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
         ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           ----------------------

        The Company has been advised by the Selling Stockholders that the Selling Stockholders, each acting as a principal for its own account, directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell all or a portion of the Common Stock offered hereby from time to time, depending on market conditions and other factors, in one or more transactions on the AMEX or otherwise, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. To the extent required, the number of shares of Common Stock to be sold, the names of the Selling Stockholders, the offering price, the name of any such agent, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. The aggregate proceeds to the Selling Stockholders from the sale of Common Stock offered by the Selling Stockholders hereby will be the offering price of such Common Stock less any commissions. For information concerning indemnification arrangements between the Company and the Selling Stockholders see "Plan of Distribution."

        The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
                           ----------------------


                 The date of this Prospectus is ____ , 1997



                           AVAILABLE INFORMATION

        The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC") . Such reports and other information filed by the Company with the SEC in accordance with the Exchange Act may be inspected, without charge, at the Public Reference Section of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of all or any portion of the material may be obtained from the Public Reference Section of the SEC upon payment of the prescribed fees. Materials can also be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006, the exchange on which the Common Stock is listed.

        The Company has filed with the SEC a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered pursuant to this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement, including the exhibits and schedules filed therewith. Statements contained in this Prospectus concerning the provisions of certain documents filed with the Registration Statement are not necessarily complete, each statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including exhibits thereto, may be ob tained, upon payment of the pre-scribed fees, at the offices of the SEC as set forth above.



              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The documents listed below have been filed by the Company under the Exchange Act with the SEC and are incorporated herein by reference:

        1. The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996.

        2. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

        3. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30 1996.

        4. The description of the Common Stock of the Company set forth as
Item 1 under caption "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A, filed pursuant to Section 12(b) of the Exchange Act.

        All documents filed by the Company subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the Registration Statement of which this Prospectus is a part shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

        Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Patricia Williamson, Corporate Communication, Diagnostic/Retrieval Systems, Inc., 5 Sylvan Way, Parsippany, New Jersey, 07054, telephone number 201-898-1500.



                             PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless the context otherwise requires, all references herein to the "Company" include Diagnostic/Retrieval Systems, Inc. and its consolidated subsidiaries.


                                THE COMPANY


        Diagnostic/Retrieval Systems,Inc. ("DRS" or the "Company") designs, manufactures and markets high-technology computer workstations for the United States (the "U.S.") Department of Defense, electro-optical targeting systems for military customers and image and data storage products for both military and commercial customers. In response to a 1992 mandate by the Joint Chiefs of Staff, the Company focuses on "commercial-off-the-shelf" ("COTS") product designs, whereby commercial electronic components are adapted, upgraded and "ruggedized" for application in harsh military environments. The Company believes that the nature of modern warfare has changed, dictating increasing reliance on real-time, accurate battlefield information derived from increasingly sophisticated defense systems and electronics. Additionally, the nature of military procurement programs has changed, requiring suppliers to become more efficient and adaptable to current and future market needs.

        In recent years, the Company has restructured its management team and implemented strategies to exploit the changing nature of military procurement programs brought on by the end of the cold war, military budget constraints and the COTS mandate. The Company's strategies include:

        o designing new products and adapting existing products for use by all branches of the military;

        o transferring technologies developed in the defense sector to commercial and industrial markets; and

        o acquiring businesses that will further strengthen and complement the technology, product and market reach in the electronic systems, data storage systems and electro-optical systems segments of the marketplaces targeted by the Company.

        To effect these strategies, the Company has (i) acquired several businesses with complementary military and commercial products and technologies over the last three years; (ii) forged strategic relationships with other defense suppliers such as Lockheed-Martin Tactical Defense Systems (formerly, Loral Corporation) and Northrop-Grumman (formerly, Westinghouse Electric Corporation), among others; (iii) emphasized the development of COTS-based products as well as products and systems that are easily adapted to similar weapons platforms for use by all branches of the military; and (iv) implemented cost reduction programs to reduce its fixed-cost base, allow for growth and maintain the flexibility of its operations.

        The implementation of these strategies has resulted in increasing revenues and profits over the last three fiscal years. Although the Company experienced operating losses in fiscal 1990 through 1992, primarily due to cost overruns on a single fixed-price development contract, a shift over the last several years in the nature of military development contracting from fixed-price to cost-type contracts has reduced the Company's exposure in this area. For the fiscal year ended March 31, 1996, the Company had revenues of $101.5 million, net earnings of $4.1 million and fully diluted earnings per share of $.69, representing increases of 45.2%, 57.6% and 38.0%, respectively, compared with the year ended March 31, 1995. For the six months ended September 30, 1996, the Company had revenues of $60.9 million, net earnings of $2.5 million and fully diluted earnings per share of $.38, representing increases of 51.9%, 60.2% and 35.7%, respectively, compared with the same six-month period ended September 30, 1995.



                                THE OFFERING

Common Stock Offered........................   885,924 shares


Common Stock to be outstanding after the
offering.                                      5,584,093 shares (1)


Reclassification............................   On February 7, 1996, the
                                               Board of Directors of the
                                               Company approved and
                                               recommended for submission
                                               to the stockholders of the
                                               Company by a majority vote
                                               the consideration and
                                               approval of an Amended and
                                               Restated Certificate of
                                               Incorporation (the "Restat-
                                               ed Certificate"), which
                                               amended and restated the
                                               Company's certificate to (i)
                                               effect a reclassification
                                               (the "Reclassification") of
                                               each share of Class A Common
                                               Stock, $.01 par value per
                                               share (the "Class A Common
                                               Stock"), and each share of
                                               Class B Common Stock, $.01
                                               par value per share (the
                                               "Class B Common Stock"),
                                               into one share of Common
                                               Stock of the Company, (ii)
                                               provide that action by the
                                               stockholders may be taken
                                               only at a duly called annual
                                               or special meeting, and not
                                               by written consent, and
                                               (iii) provide that the
                                               stockholders of the Company
                                               would have the right to
                                               make, adopt, alter, amend,
                                               change or repeal the by-laws
                                               of the Company only upon the
                                               affirmative vote of not less
                                               than 662/3% of the out
                                               standing capital stock of
                                               the Company entitled to vote
                                               thereon. On March 26, 1996,
                                               the stockholders approved
                                               the Restated Certificate.
                                               The Restated Certificate was
                                               filed with the Secretary of
                                               State of the State of
                                               Delaware and became
                                               effective on April 1, 1996.
                                               As a result of the
                                               Reclassification, the
                                               Company's 9% Senior
                                               Subordinated Convertible
                                               Debentures due October 1,
                                               2003 (the "Debentures") and
                                               the 8 1/2% Convertible
                                               Subordinated Debentures due
                                               August 1, 1998 (the "1998
                                               Debentures") are convertible
                                               into shares of Common Stock.
                                               In addition, each option
                                               issued or issuable pursuant
                                               to the Company's stock
                                               option plan is now
                                               exercisable for an equal
                                               number of shares of the
                                               Common Stock.

                                               The purpose of the
                                               Reclassification was to
                                               simplify the Company's
                                               capital structure,
                                               streamline the Company's
                                               voting procedures and
                                               enhance the marketability
                                               and liquidity of and
                                               maximize investor interest
                                               in the Company's capital
                                               stock. In addition, the
                                               Company believes that, as a
                                               result of the Reclas-
                                               sification, the Company is
                                               in a more flexible position
                                               to raise capital and effect
                                               mergers and acquisitions
                                               using its common stock.
                                               However, there can be no
                                               assurance that the
                                               Reclassification will have
                                               such effects.

Voting Rights...............................   Holders of Common Stock are
                                               entitled to one vote per
                                               share on all matters
                                               submitted for approval of
                                               stockholders. See
                                               "Description of Capital
                                               Stock."

AMEX symbol for Common Stock................   "DRS"

Registration Rights.........................   Pursuant to a registration
                                               rights agreement (the
                                               "Registration Rights
                                               Agreement") between the Com
                                               pany and Palisade Capital
                                               Management L.L.C.
                                               ("Palisade"), acting as
                                               investment adviser to the
                                               Selling Stockholders, the
                                               Company has agreed to file a
                                               shelf registration statement
                                               (the "Shelf Registration
                                               Statement") relating to the
                                               shares of Common Stock
                                               offered hereby. The Company
                                               has agreed to use its
                                               reasonable best efforts to
                                               maintain the effectiveness
                                               of the Shelf Registration
                                               Statement until the earlier
                                               of the disposition of the
                                               shares offered hereby or the
                                               third anniversary of the
                                               effective date of the Shelf
                                               Registration Statement,
                                               except that it will be
                                               permit ted to suspend the
                                               use of the Shelf
                                               Registration Statement
                                               during certain periods under
                                               certain circumstances.

Use of Proceeds.............................   The Company will not receive
                                               any proceeds from the sale
                                               of shares of Common Stock
                                               offered pursuant to this
                                               Prospectus. The Selling
                                               Stockholders will receive
                                               all of the net proceeds from
                                               any sale of shares of Common
                                               Stock offered hereby. See
                                               "Use of Proceeds" and
                                               "Selling Stockholders."


(1) Based upon 5,584,093 shares of Common Stock outstanding as of February 4, 1997 (exclusive of 420,893 shares held in treasury).



                                RISK FACTORS

        In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following factors before purchasing the Common Stock offered hereby.

AMOUNT AND RISKS OF GOVERNMENT BUSINESS

        Substantially all the Company's revenues are derived from contracts or subcontracts with domestic and foreign government agencies of which a significant portion is attributed to United States Navy (the "U.S. Navy") procurements. The development and success of the Company's business in the future will depend upon the continued willingness of the U.S. Government to commit substantial resources to such U.S. Navy programs and, in particular, upon continued purchases of the Company's products. See "Business -- Company Organization and Products."

        The Company's business with the U.S. Government is subject to various risks, including termination of contracts at the convenience of the U.S. Government; termination, reduction or modification of contracts or subcontracts in the event of changes in the U.S. Government's requirements or budgetary constraints; shifts in spending priorities; and when the Company is a subcontractor, the failure or inability of the prime contractor to perform its prime contract. Certain contract costs and fees are subject to adjustment as a result of audits by government agencies.
In addition, all defense businesses are subject to risks associated with the frequent need to bid on programs in advance of design completion (which may result in unforeseen technological difficulties and/or cost overruns).

        Multi-year U.S. Government contracts and related orders are subject to cancellation if funds for contract performance for any subsequent year become unavailable. In addition, if certain technical or other program requirements are not met in the developmental phases of the contract, then the follow-on production phase may not be realized. Upon termination other than for a contractor's default, the contractor normally is entitled to reimbursement for allowable costs, but not necessarily all costs, and to an allowance for the proportionate share of fees or earnings for the work completed. Foreign defense contracts generally contain comparable provisions relating to termination at the convenience of the foreign government. See "Business -- Contracts."

REDUCED SPENDING IN DEFENSE INDUSTRY

        Reductions in U.S. Government expenditures for defense products are likely to continue during the 1990's. These reductions may or may not have an effect on the Company's programs; however, in the event expenditures for products of the type manufactured by the Company are reduced and not offset by greater foreign sales or other new programs or products, there will be a reduction in the volume of contracts or subcontracts awarded to the Company. Unless offset, such reductions would adversely affect the Company's earnings.

LIMITED TERM OF CONTRACTS

        The Company's contracts with the U.S. Government are for varying fixed terms, and there can be no assurance that a renewal or follow-on contract will be awarded to the Company by the U.S. Government upon the expiration of any such contract. Certain of the Company's U.S. Government contracts account for a substantial portion of the Company's revenues (i.e., the AN/UYQ-65 production contract). The loss of revenue resulting from the failure to obtain a renewal or follow-on contract with respect to any significant contract or a number of lesser contracts, in either case without the substitution of revenues from the award of new contracts, would have a material adverse effect upon the Company's results of operations and financial position. In addition, from time to time the Company enters into U.S. Government contracts with a full funded backlog but in which the price per unit may not be determined at the time of award. If the price per unit which is ultimately determined is significantly less than anticipated by the Company, the net revenues of the Company would be adversely affected.

SUBSTANTIAL INDEBTEDNESS


        The Company has indebtedness that is substantial in relation to its stockholders' equity. The indenture (the "Indenture") relating to the Debentures imposes significant operating and financial restrictions on the Company. Such restrictions will affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness and pay dividends. These restrictions, in combination with the leveraged nature of the Company, could limit the ability of the Company to effect future financings or otherwise may restrict corporate activities. See "Description of the Debentures." The Indenture permits the Company to incur additional indebtedness under certain conditions, and the Company expects to obtain additional indebtedness as so permitted.


        The Company's high degree of leverage could have important consequences, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) the Company's substantial degree of leverage may hinder its ability to adjust rapidly to changing market conditions; and
(iv) could make it more vulnerable in the event of a downturn in general economic conditions or its business. See "Description of the Debentures."

COMPETITION

        The military electronics industry is characterized by rapid technological change. The Company's products are sold in markets containing many competitors which are substantially larger than the Company, devote substantially greater resources to research and development and generally have greater resources. Certain of such competitors are also suppliers to the Company. In the military sector, the Company competes with many first- and second-tier defense contractors on the basis of product performance, cost, overall value, delivery and reputation. The Company's future success will depend in large part upon its ability to improve existing product lines and to develop new products and technologies in the same or related fields. The introduction by competitors of new products with greater capabilities could adversely affect the Company's business.

RELIANCE ON SUPPLIERS

        The Company's manufacturing process for its products, excluding electro-optical products, consists primarily of the assembly of purchased components and testing of the product at various stages in the assembly process.

        Although materials and purchased components generally are available from a number of different suppliers, several suppliers are the Company's sole source of certain components. If a supplier should cease to deliver such components, other sources probably would be available; however, added cost and manufacturing delays might result. The Company has not experienced significant production delays attributable to supply shortages, but occasionally experiences procurement problems with respect to certain components, such as semiconductors and connectors. In addition, with respect to the Company's electro-optical products, certain exotic materials, such as germanium, zinc sulfide and cobalt, may not always be readily available.

ATTRACTING AND RETAINING TECHNICAL PERSONNEL

        There is a continuing demand for qualified technical personnel, and the Company believes that its future growth and success will depend upon its ability to attract, train and retain such personnel. An inability to maintain a sufficient number of trained personnel could have a material adverse effect on the Company's contract performance or on its ability to capitalize on market opportunities.

FUNDING OF REPURCHASE OBLIGATIONS; ABSENCE OF SINKING FUND

        There is no sinking fund with respect to the Debentures, and at maturity the entire outstanding principal amount thereof will become due and payable by the Company. Also, upon the occurrence of certain events the Company will be required to offer to repurchase all or a portion of the outstanding Debentures. The source of funds for any such payment at maturity or earlier repurchase will be the Company's available cash or cash generated from operating or other sources, including, without limitation, borrowings or sales of assets or equity securities of the Company. There can be no assurance that sufficient funds will be available at the time of any such event to pay such principal or to make any required repurchase. See "Description of the Debentures."

SHARES ELIGIBLE FOR FUTURE SALE


        The sale, or availability for sale, of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its securities. As of February
4, 1997, there was an aggregate of 5,584,093 shares of Common Stock outstanding (excluding 420,893 shares held in treasury). Of such shares, 1,038,403 are "restricted" under the Securities Act and are resalable pursuant to the limitations of Rule 144 under the Securities Act. The Debentures are convertible at any time prior to maturity, unless previously redeemed or repurchased, into shares of Common Stock, at a conversion price of $8.85 per share, subject to adjustment under certain circumstances. In addition, the 1998 Debentures are convertible into an additional 332,800 shares of Common Stock at $15 per share, subject to adjustment under certain circumstances.


LACK OF PUBLIC MARKET; RESTRICTIONS ON RESALE

        At present, the Company's Common Stock is owned by a small number of institutional investors. The Common Stock, the Debentures, the 1998 Debentures and the shares of Common Stock which are issuable upon conversion of the Debentures and the 1998 Debentures (hereinafter, the Company's "Listed Securities") are listed on the AMEX. The markets for the Listed Securities have historically been characterized by limited trading volume and a limited number of holders. There can be no assurance that a more active trading market for the Common Stock will develop.



                              USE OF PROCEEDS


        The Company will not receive any proceeds from the sale of shares of Common Stock offered pursuant to this Prospectus. The Selling
Stockholders will receive all of the net proceeds from any sale of the shares of Common Stock offered hereby.


                                 BUSINESS

GENERAL


         The Company was incorporated in Delaware in June 1968. The Company's executive offices are located at 5 Sylvan Way, New Jersey, 07054, and its telephone number is (201) 898-1500.

        The Company is organized into three operating groups: Electronic Systems Group ("ESG," 47.2% of fiscal 1996 revenues), Electro-Optical Systems Group ("EOSG," 21.8% of fiscal 1996 revenues) and Media Technology Group ("MTG," 31.0% of fiscal 1996 revenues). See "Business -- Company Organization and Products."



        The Company designs, manufactures and markets high-technology computer workstations for the U.S. Department of Defense, electro-optical targeting systems for military customers and image and data storage products for both military and commercial customers. In response to a 1992 mandate by the Joint Chiefs of Staff, the Company focuses on "commercial-off-the-shelf" ("COTS") product designs, whereby commercial electronic components are adapted, upgraded and "ruggedized" for application in harsh military environments. The Company believes that the nature of modern warfare has changed, dictating increasing reliance on real-time, accurate battlefield information derived from increasingly sophisticated defense systems and electronics. Additionally, the nature of military procurement programs has changed, requiring suppliers to become more efficient and adaptable to current and future market needs.


        Using COTS designs, the Company develops and delivers its products with significantly less development time and expense compared to traditional military product cycles, generally resulting in shorter lead times, lower costs and the employment of the latest information and computing technologies. The COTS process entails the purchasing, refitting, upgrading (of both hardware and software) and "ruggedization" (repackaging, remounting and stress testing to withstand harsh military environments) of readily available commercial components. The design and manufacture of COTS-based products is a complex process requiring specific engineering capabilities, extensive knowledge of military platforms to which the equipment will be applied and in-depth understanding of military operating environments and requirements.






STRATEGY

        In recent years, the Company has restructured its management team and implemented strategies to exploit the changing nature of military procurement programs brought on by the end of the cold war, military budget constraints and the COTS mandate. The Company's strategies include:

        o designing new products and adapting existing products for use by all branches of the military;

        o transferring technologies developed in the defense sector to commercial and industrial markets; and

        o acquiring businesses that will further strengthen and complement the technology, product and market reach in the electronic systems, data storage systems and electro-optical systems segments of the marketplaces targeted by the Company.

        To effect these strategies, the Company has (i) acquired several businesses with complementary military and commercial products and technologies over the last three years; (ii) forged strategic relationships with other defense suppliers such as Lockheed-Martin Tactical Defense Systems (formerly, Loral Corporation) and Northrop-Grumman (formerly, Westinghouse Electric Corporation), among others; (iii) emphasized the development of COTS-based products as well as products and systems that are easily adapted to similar weapons platforms for use by all branches of the military; and (iv) implemented cost reduction programs to reduce its fixed-cost base, allow for growth and maintain the flexibility of its operations.

        The implementation of these strategies has resulted in increasing revenues and profits over the last three fiscal years. Although the Company experienced operating losses in fiscal 1990 through 1992, primarily due to cost overruns on a single fixed-price development contract, a shift over the last several years in the nature of military development contracting from fixed-price to cost-type contracts has reduced the Company's exposure in this area. For the fiscal year ended March 31, 1996, the Company had revenues of $101.5 million, net earnings of $4.1 million and fully diluted earnings per share of $.69, representing increases of 45.2%, 57.6% and 38.0%, respectively, compared with the year ended March 31, 1995. For the six months ended September 30, 1996, the Company had revenues of $60.9 million, net earnings of $2.5 million and fully diluted earnings per share of $.38, representing increases of 51.9%, 60.2% and 35.7%, respectively, compared with the same six-month period ended September 30, 1995.

        Acquisitions. In October 1993 the Company acquired Technology Applications & Service Company ("TAS"), a designer and supplier of advanced command and control software and hardware. TAS' business, which focuses primarily on radar displays, augments the Company's core expertise in sonar signal processing, allowing the Company to offer complete command and control system solutions to its naval customers. In December 1993, the Company purchased its 80% interest in Laurel Technologies ("Laurel"), then primarily an assembler of wire harness products for aerospace customers. The addition of Laurel has provided the Company with the opportunity to consolidate manufacturing operations at ESG and enables the Company to solicit and bid effectively for long-term system development and manufacturing contracts.

        The Company acquired CMC Technology ("CMC") in December 1993 and Ahead Technology Corporation ("Ahead") in November 1994. These acquisitions provide the Company with an established computer and recorder products commercial base, provide advanced manufacturing capabilities in the area of magnetic recorder heads and allow the Company to apply its expertise in high technology recorder products to select commercial markets. In July 1995, the Company acquired substantially all of the assets of Opto Mechanik, Inc., which now constitute OMI Corp. ("OMI"). This acquisition enables EOSG to expand its electro-optical targeting products and manufacturing activities in a lower cost manufacturing facility while adding backlog in complementary product areas.

        In February 1996, the Company acquired substantially all of the assets of Mag-Head Engineering Company, Inc. ("MEC"), a manufacturer of audio and flight recorder heads. This acquisition provides the Company with an established manufacturing capability in the area of magnetic recorder heads and, when coupled with CMC and Ahead, allows the Company to apply its expertise in high-technology recorder head products in select commercial markets.




        In June 1996, the Company acquired substantially all of the assets of Vikron, Inc. ("Vikron") through a subsidiary of the Company. Located in St. Croix Falls, Wisconsin, Vikron is a leading manufacturer of magnetic data and recording heads that write and retrieve data from various magnetic media, such as magnetic cards, tapes and ink. It also produces audio heads for cassette tape duplication, heads for airline ticketing card readers, automated teller machines and security access monitors, broadcast heads for radio stations, digital data tape heads for computer hard disk back-up and other archival applications. Vikron complements the Company's existing capabilities in the defense and commercial magnetic recording systems market.



        In October 1996, the Company acquired certain assets of Nortronics Company, Inc. ("Nortronics") through a subsidiary of DRS. Located near Minneapolis, Minnesota, Nortronics is a manufacturer of magnetic data recording heads that write and retrieve data from various data storage media, such as cards with magnetic strips and magnetic tapes and ink. Its products include specialty heads for magnetic strip card readers used in airline ticketing, automated teller machines, security access systems, fare and toll collection, credit cards, airplane phones, vending machines and currency validation devices. Nortronics also produces tape heads utilized in cockpit flight data recorders, broadcast audio heads, cassette duplication equipment, medical monitors used in cardiology and in computer hard disk back-up applications. Nortronics is a strategic component in the growth the Company seeks in the specialty magnetic tape head business area and is expected to favorably impact future operating results.



        Pacific Technologies, Inc. ("PTI") was also acquired in October 1996, through a merger with and into a subsidiary of the Company. Located in San Diego, California, PTI provides software, engineering and systems support to the U.S. Navy for the testing of shipboard combat systems. For over 10 years, PTI has developed a wide range of simulation software for the acceptance and validation testing of planned upgrades for combat systems on board the Navy's surface ships.



        In furtherance of its strategic plan, in February 1996, the Company acquired a 90% interest in DRS Medical Systems, a partnership formed to develop, manufacture and market medical ultrasound and sonographic imaging equipment. The DRS Medical Systems partnership provides a means for the Company to apply its expertise in sonar and image processing technology to related commercial applications.

        Strategic Relationships. The Company has established relationships with other defense suppliers such as Lockheed-Martin Tactical Defense Systems (formerly, Loral Corporation) and Northrop-Grumman (formerly, Westinghouse Electric Corporation), among others. The Company acts as a subcontractor to these major contractors and may also engage in other development work with such contractors. This enables the Company to diversify its program base and increase its opportunities to participate in larger military procurement programs.

        Adaptable Product Designs. The Company's recent focus has been on the design and development of products that can be used by all branches of the military. This enables the Company to increase revenues, reduce product costs and decrease reliance on U.S. Navy procurement programs. The Company's display systems, originally designed under a U.S. Navy development contract, are open architecture information processing workstations that can be applied for use in other branches of the military. Similarly, the Company's boresight products, originally designed for use with the U.S. Army's Apache attack helicopter, were specifically designed to be adaptable to other air, sea or land-based weapons platforms. The boresight system has been successfully applied to the U.S. Marine Corps' Cobra helicopter and to the U.S. Air Force's AC-130 Spectre gunship platforms; recently, proposals have been submitted for its use on F-15 fixed-wing platforms.


        Cost Reduction Programs. The Company continues to focus on streamlining its operations and, during fiscal 1996, the Company consolidated several of its manufacturing facilities.


COMMERCIAL-OFF-THE-SHELF (COTS) PRODUCT DESIGNS


        The concept of designing and manufacturing military products and systems through the integration and adaptation of existing commercial and military products was developed in response to both decreasing military budgets and the increasing pace of technology. The use of COTS designs entails the purchasing, refitting, upgrading and "ruggedization" (repackaging, remounting and stress testing to withstand harsh military environments) of available commercial components. The Company strives to apply COTS designs to most of its new products. Management believes that the adaptation of available commercial components to existing as well as to new military systems and applications offers two primary advantages over traditional military systems development and procurement cycles: (i) it has the potential to save significant amounts of time and expenditures in the area of research and development and (ii) as commercial product development and production cycles become shorter than their military equivalents, the adaptation of commercial technology to battlefield systems has the potential to shorten military product cycles. As a result of some of these advantages, the use of COTS computer hardware and software that can be integrated in common (open architecture) applications and systems was mandated by the Joint Chiefs of Staff in 1992.

MARKET OVERVIEW

        The Company believes that the market for military electronics and related equipment will be influenced by two primary factors:


        First, the nature of modern warfare dictates increasing reliance on timely and accurate battlefield information to ensure that increasingly costly assets are efficiently deployed and to minimize destruction of non-military targets. In general, military engagements have evolved from large-scale undertakings, where numerical superiority was the key to dominance, to "surgical strikes" where the ability to observe and strike accurately and at will from afar has become a major means of both deterrence and loss minimization. Advanced technology has been a major factor enabling the increasing precision strike capability of the U.S. military and has increased the "per shot" cost of arms. These factors combine to produce a military, economic and political environment requiring increased weapons efficiency and accuracy. In addition, real time data is needed for in-theatre evaluation, damage assessment and training, as well as to reduce and minimize incidents of U.S. casualties due to friendly fire.

        Second, it is often more cost-effective to refit and upgrade existing weapons platforms than to replace them. With the development and unit costs of new platforms increasing rapidly amid a political and economic environment demanding decreasing overall military expenditures, Congress and the military have delayed or canceled the implementation of many proposed weapons systems, opting instead to improve the performance, and extend the life, of existing weapons through improved battlefield intelligence and equipment enhancements. This increasing focus on cost efficiencies has manifested itself in the military's COTS program.

INDUSTRY CONSOLIDATION

        As the size of the overall defense industry has decreased in recent years, there has been an increase in the number of consolidations and mergers of defense suppliers and this trend is expected to continue. As the industry consolidates, the large (first-tier) defense contractors are narrowing their supplier base and awarding increasing portions of projects to strategic second-and third-tier suppliers, and in the process becoming oriented more toward system integration and assembly.

        As an example of the changing nature of supplier relationships, Photronics Corp. has been awarded increasing content in the infrared detector assemblies of several missile systems by its prime contractors. In 1988, Photronics Corp. supplied only the primary mirror for these systems. Photronics Corp. now supplies the primary, secondary, tertiary and fold mirrors, as well as the housing and nose domes for the missiles, and is working directly with these prime contractors on the electro-optical assemblies for the next generation missiles.

COMPANY ORGANIZATION AND PRODUCTS


        The Company is organized into three operating groups: Electronic Systems Group ("ESG," 47.2% of fiscal 1996 revenues), Electro-Optical Systems Group ("EOSG," 21.8% of fiscal 1996 revenues) and Media Technology Group ("MTG," 31.0% of fiscal 1996 revenues).


        ELECTRONIC SYSTEMS GROUP ("ESG")

        ESG consists of DRS Military Systems ("Military Systems"), located in Oakland, New Jersey, TAS, located in Gaithersburg, Maryland, Laurel, located in Johnstown, Pennsylvania, DRS Medical Systems, located in Mahwah, New Jersey, and PTI, located in San Diego, California. Also, under the direction of TAS is Technical Services Division ("TSD"), located in Norfolk, Virginia and San Diego, California.

        Military Systems designs, manufactures and markets signal processors and display workstations which are installed on naval ships for antisubmarine warfare (ASW) purposes and in land-based surveillance systems used for underwater surveillance of harbors and coastal locations. These workstations receive signals from a variety of sonar-type sensors, processing the information and arranging it in a display format enabling operators to quickly interpret the data and inform command personnel of potential threats. Major product lines and contracts include:

        o AN/UYQ-65: The AN/UYQ-65 is the first COTS-based tactical workstation to be qualified by the U.S. Navy and was designed to comply with the stringent requirements of the Aegis (DDG-51) shipbuilding program. Replacing the sensor displays in the SQQ-89 ASW Combat Suite, it employs dual processors enabling simultaneous I/O and graphics processing. This new approach allows for required high bandwidth processing while maintaining response times for operator/machine interfaces. The system architecture can be adapted to meet various interface, cooling, memory, storage and processing requirements. See "Risk Factors -- Limited Term of Contracts."

        o      AN/SQR-17A(V)3: These Mobile In-Shore Undersea Warfare
               (MIUW) systems are deployed in land-based vans, utilizing sonobuoys and anchored passive detectors for harbor defense, coastal defense and amphibious operations surveillance, as well as to enhance drug interdiction efforts. This system is currently being procured for utilization in 22 field installations. Military Systems is under contract to provide various upgrades to these field installations.


        o AN/SQQ-TIA: These are portable training systems used onboard MIUW vans to simulate actual sonar signal processing sets currently used by the U.S. Navy and are employed primarily for Navy Reserve training.

        o Airborne Separation Video Systems ("ASVS"): In fiscal 1996, Military Systems was selected as the prime contractor on the tri-service (Army, Navy and Air Force) program to develop ASVS for the test and evaluation of weapons separation events on board various fixed-and rotary-wing military aircraft. The systems include an electronically-shuttered, fast-frame, high-resolution, digital imaging camera and a high-density, digital data storage device. Military Systems is also incorporating a color readiness capability and is miniaturizing the system's high-speed, electronic camera to assure compatibility with air platforms, such as the Air Force's F-16.


        TAS produces tactical (e.g., combat/attack) information systems and training systems. Major product lines and contracts include:


        o AN/UYQ-70: The AN/UYQ-70 is an advanced, open architecture display system designed for widespread application through software modification, and is to be deployed on Aegis and other surface ships, submarines and airborne platforms. This system was developed for the U.S. Navy under subcontract with the Government Systems Group of Loral (Unisys) Corporation (currently, Lockheed-Martin Tactical
               Defense Systems). The AN/UYQ-70 is a self-contained, microprocessor-based unit complete with mainframe interface software offering advanced computing and graphic capabilities. These units replace previous generation units that are dependent upon a shipboard mainframe computer at approximately 25% of the cost of the older units. This project is currently in the production phase. Based upon the size of the naval surface fleet and the average number of workstations to be deployed on each ship, the Company believes that the potential market for this workstation product may be in excess of 5,000 units over the next decade.

        o Military Display Emulators: These are workstations that are functionally identical to existing U.S. Navy shipboard display consoles built to military specifications, but are manufactured using low cost COTS components suitable for land-based laboratory environments. These Military Display Emulators are used in U.S. Navy development, test and training sites as plug compatible replacements for the more expensive shipboard qualified units. The Company is currently delivering these Military Display Emulators for use in the Aegis and other U.S. Navy programs.

        Laurel, which is 80% owned by DRS through a partnership with Laurel Technologies, Inc., and was purchased in December 1993, functions as a cost efficient manufacturing facility and focuses on two areas. First, Laurel provides manufacturing and product integration services for Military Systems , TAS and Photronics Corp., a New York corporation and wholly owned subsidiary of DRS ("Photronics Corp."). ESG's workstation and simulator systems, among other products, are manufactured in this facility. In addition, in fiscal 1996, Laurel was awarded a subcontract to manufacture AN/UYQ-70 workstations for Lockheed-Martin Tactical Defense Systems. Second, Laurel manufactures complex cable and wire harness assemblies for large industrial customers that are involved in the military and commercial aerospace industry. These products are then installed by the customers in a wide variety of rotary blade and fixed-wing aerial platforms.

        DRS Medical Systems is 90% owned by the Company through a partnership with Universal Sonics Corporation and was formed to develop, manufacture and market high-quality, low-cost medical ultrasound equipment. DRS Medical Systems currently manufactures ultrasound and sonographic systems principally for original equipment manufacturers.


        TSD performs field service and depot level repairs for ESG products, as well as other manufacturers' systems. Principal locations are in close proximity to U.S. Naval yards in Norfolk, Virginia and San Diego, California. Services including equipment and field change installation, configuration audit, repair, testing and maintenance, are performed for the U.S. Navy and, to a lesser extent, commercial customers. TSD has also performed work for foreign navies including those of Australia, the Republic of China, Egypt, Turkey and Greece.


        PTI provides software, engineering and systems support to the U.S. Navy for the testing of shipboard combat systems. PTI has also developed a wide range of simulation software used in acceptance and validation testing of planned upgrades for combat systems on board the Navy's surface ships.


        MEDIA TECHNOLOGY GROUP ("MTG")

        MTG consists of Precision Echo, Inc. ("PE") located in Santa Clara, California, Ahead and CMC located in San Jose, California, MEC, located in Golden Valley, Minnesota, Vikron, located in St. Croix Falls, Wisconsin, and Nortronics, located in Dassel, Minnesota. PE manufactures a variety of digital and analog recording systems utilized for military applications including reconnaissance, ASW and other information warfare data storage requirements, and is a predominant U.S. manufacturer of 8 millimeter military recorders supplied to the U.S. armed forces. PE's products include:


        o AN/USH-42: This system was originally developed for deployment in the U.S. Navy's A-6E attack aircraft. PE is currently under contract to modify the USH-42 for use on the Navy's S-3B ASW aircraft to record radar, infrared, bus, navigation and voice data. These recorders provide a high-resolution video record of mission data, operators' displays and external imagery.

        o WRR-818: This ruggedized video recorder has been selected for use in U.S. F/A-18 aircraft and several foreign military aircraft. It has also been selected by the U.S. Army for use in its Kiowa warrior reconnaissance helicopters. A similar recorder, the WRR-812, has been adapted for use in the Canadian Army's light armored reconnaissance vehicles.

        o AN/AQH-9 and AN/AQH-12: These products are high quality helicopter mission recording systems utilized to record sonar and mine hunting information and other intelligence data.

        Ahead manufactures burnish, glide and test heads used in the production of computer disk drives. These consumable products are used by many U.S. disk drive manufacturers to hone the surface and ensure the quality of magnetic disks used in computer hard drives. Customers include most major computer disk drive manufacturers.

        CMC manufactures and refurbishes commercial video recording products for broadcasters operating worldwide. CMC can refurbish pre-1993 head assemblies located on these machines at a significant cost savings compared to replacement. CMC is developing, in conjunction with Ahead, the ability to refurbish post-1993 recorders used by its customer base. Ahead also has the capability to manufacture recording heads for CMC. In order to foster operational synergies and to allow space for growth, Ahead and CMC moved into a new joint facility in fiscal 1996.

        MEC designs, manufactures and refurbishes magnetic broadcast audio heads, magnetic flight recorder heads and magnetic strip card readers for the U.S. Government, defense and commercial markets.

        Vikron manufacturers magnetic data and recording heads that write and retrieve data from various magnetic media, such as magnetic cards, tapes and ink. It also produces audio heads for cassette duplication, heads for airline ticketing card readers, automated teller machines and security access monitors, broadcast heads for radio stations, digital tape heads for computer hard disk back-up and other archival applications. Products are sold in the defense and commercial magnetic recording systems market.

        Nortronics is a manufacturer of magnetic data recording heads that write and retrieve data from various data storage media, such as cards with magnetic strips and magnetic tapes and ink. Its products include specialty heads for magnetic strip card readers used in airline ticketing, automated teller machines, security access systems, fare and toll collection, credit cards, airplane phones, vending machines and currency validation devices. Nortronics also produces tape heads utilized in cockpit flight data recorders, broadcast audio heads, cassette tape duplication equipment, medical monitors used in cardiology and in computer hard disk back-up applications.


        ELECTRO-OPTICAL SYSTEMS GROUP ("EOSG")


        EOSG consists of Photronics Corp. located in Hauppauge, New York and OMI located in Palm Bay, Florida.

        Photronics Corp. produces boresighting equipment used to align and harmonize the navigation, targeting and weapons systems on rotary- and fixed-wing aircraft and armored vehicles. Multiple Platform Boresighting Equipment ("MPBE") is Photronics Corp.'s main product line. These products can be used on both rotary- and fixed-wing aircraft, as well as on armored vehicles. MPBE currently is used on the Army's Apache helicopters and Apache Longbow helicopters , the Marine Corps' Cobra helicopters and on the Air Force's AC-130 Spectre gunship, the Company's first award for this equipment involving fixed-wing aircraft. Proposals have been submitted to employ the system on the F-15 fighter. This technology is proprietary to the Company.

        Until the latter part of fiscal 1996, Photronics Corp. also produced electro-optical components used in Sidewinder, Stinger and new generation air-to-air and surface-to-air missiles in its Hauppauge facility. In order to reduce its production costs, Photronics Corp. consolidated its missile component manufacturing operations to OMI's new facility in Palm Bay, Florida. In addition, the move created space for the expansion of Photronics Corp.'s MPBE programs in Hauppauge.

        OMI designs and manufactures electro-optical targeting and sighting systems and missile components. Major product programs at OMI include:

        o Night Vision Binoculars: OMI is currently under contract to develop and manufacture 1,182 units for the Israeli military. The Night Vision Binocular is a hand-held viewing binocular that incorporates an image intensifier tube, laser rangefinder and digital compass in a compact lightweight system suited for infantry units, special forces and night operations involving forward observers and reconnaissance patrols. The Night Vision Binocular displays range and asimuth data in soldier's eyepieces, allowing identification of targets and providing essential fire support data for nighttime engagement. These units have a range of 20 to 2,000 meters.


        o Gunners Auxiliary Sight: This is an electro-optical device used as a primary or backup sight on M1 Abrams battle tanks and contains a very sophisticated electro-optical train and a laser protective filter. OMI has produced over 2,000 of these instruments and continues to operate as a repair and retrofit facility for the M1A2 upgrade program, which will continue through 1997, with options through 1999.


        o TOW Optical Sight: OMI is currently the only U.S. qualified producer of this device. This complex electro-optical system is the main component of the U.S.'s premier antitank weapon system.

        o TOW Traversing Unit: This unit provides target tracking accuracy for the TOW antitank weapon, acting as the mount for the TOW Optical Sight and the missile launch tube. OMI is currently the only qualified manufacturer of this tightly toleranced assembly, and is currently working on modification and retrofit programs. OMI has also been contracted to modify a version for use by an overseas customer.

        o Improved TOW Acquisition System: Working with the primary contractor for the TOW sighting system, this antitank system was developed for the U.S. Army's HMVE vehicle.


        o Day/Night Tank Sighting System: This system was developed in concert with a major primary contractor. OMI is a major subcontractor, currently supplying three of the major assemblies.

        o Eyesafe Laser Rangefinder: OMI competed against the U.S. Army's historical primary laser supplier for this contract and was awarded an initial contract for preproduction units.


        o Missile Components: The components originally consisted of primary mirrors used in the nose mounted infrared seeker of Sidewinder and Stinger missiles. Development efforts have resulted in the ability to provide increased content to include the secondary, tertiary and fold mirrors, housing and nose dome. The Company is currently under contract to produce infrared components and subassemblies on many of the next-generation infrared missile systems.


CUSTOMERS


        A significant portion of the Company's products are sold to agencies of the U.S. Government, primarily the Department of Defense, to foreign government agencies or to prime contractors or subcontractors thereof. Approximately 78%, 84% and 94% of total consolidated revenues for fiscal 1996, 1995 and 1994 , respectively, were derived directly or indirectly from defense contracts for end use by the U.S. Government and its agencies. See "Export Sales" below for information concerning sales to foreign governments.


BACKLOG

        The following table sets forth the Company's backlog by major product group (including enhancements, modifications and related logistics support) at the dates indicated:


                               March 31,          March 31,        March 31,
                                 1996               1995             1994
                             ------------       ------------     ------------
Government Products:

   U.S. Government.........  $120,000,000       $115,200,000     $123,700,000

   Foreign Government......    21,200,000          8,600,000        5,800,000
                             ------------       ------------     ------------
                              141,200,000        123,800,000      129,500,000

Commercial Products.......      4,400,000          2,200,000        5,100,000
                             ------------       ------------     ------------
                             $145,600,000       $126,000,000     $134,600,000





        Approximately 60% of the backlog at March 31, 1996 is expected to result in revenues during the fiscal year ending March 31, 1997.

        At March 31, 1996, the Company's backlog of orders was approximately $145.6 million compared to $126.0 million at March 31, 1995. The increase in backlog for the fiscal year was due to the net effect of bookings, partially offset by revenues, and the addition of approximately $17 million of backlog from the OMI asset acquisition. New contract awards of approximately $104.3 million were booked during the fiscal year ended March 31, 1996.


        "Backlog" refers to the aggregate revenues remaining to be earned at the specified date under contracts held by the Company, including, for U.S. Government contracts, the extent of the funded amounts thereunder which have been appropriated by Congress and allotted to the contract by the procuring Government agency. Fluctuations in backlog amounts relate principally to the timing and amount of Government contract awards.

RESEARCH AND DEVELOPMENT


        The military electronics industry is subject to rapid technological changes and the Company's future success will depend in large part upon its ability to improve existing product lines and to develop new products and technologies in the same or related fields. Thus, the Company's technological expertise has been an important factor in its growth. A portion of its research and development activities has taken place in connection with customer-sponsored research and development contracts. All such customer-sponsored activities are the result of contracts directly or indirectly with the U.S. Government. The Company also invests in Company-sponsored research and development. Such expenditures were $600,000, $800,000 and $500,000 for fiscal 1996, 1995 and 1994 , respectively. Revenues recorded by the Company for customer-sponsored research and development were $12,100,000, $18,800,000 and $27,500,000 for fiscal 1996, 1995 and 1994 , respectively.


CONTRACTS

        The Company's contracts are normally for production, service or development. Production and service contracts are typically of the fixed-price variety with development contracts currently of the cost-type variety. Because of their inherent uncertainties and consequent cost overruns, development contracts historically have been less profitable than production contracts.

        Fixed-price contracts may provide for a firm-fixed price or they may be fixed-price-incentive contracts. Under the firm-fixed-price contracts, the Company agrees to perform for an agreed-upon price and, accordingly, derives benefits from cost savings, but bears the entire risk of cost overruns. Under the fixed-price-incentive contracts, if actual costs incurred in the performance of the contracts are less than estimated costs for the contracts, the savings are apportioned between the customer and the Company. However, if actual costs under such a contract exceed estimated costs, excess costs are apportioned between the customer and the Company up to a ceiling. The Company bears all costs that exceed the ceiling.

        Cost-type contracts typically provide for reimbursement of allowable costs incurred plus a fee (profit). Unlike fixed-price contracts in which the Company is committed to deliver without regard to performance cost, cost-type contracts normally obligate the Company to use its best efforts to accomplish the scope of work within a specified time and a stated contract dollar limitation. In addition, U.S. Government procurement regulations mandate lower profits for cost-type contracts because of the Company's reduced risk. Under cost-plus-incentive-fee contracts, the incentive may be based on cost or performance. When the incentive is based on cost, the contract specifies that the Company is reimbursed for allowable incurred costs plus a fee adjusted by a formula based on the ratio of total allowable costs to target cost. Target cost, target fee, minimum and maximum fee and adjustment formula are agreed upon when the contract is negotiated. In the case of performance-based incentives, the Company is reimbursed for allowable incurred costs plus an incentive, contingent upon meeting or surpassing stated perfor mance targets. The contract provides for increases in the fee to the extent that such targets are surpassed and for decreases to the extent that such targets are not met. In some instances, incentive contracts also may include a combination of both cost and performance incentives. Under cost-plus-fixed-fee contracts, the Company is reimbursed for costs and receives a fixed fee, which is negotiated and specified in the contract. Such fees have statutory limits.


        The percentages of revenues during fiscal 1996, 1995 and 1994 attributable to the Company's contracts by contract type were as follows:

                                            Year Ended March 31,
                                    1996           1995          1994
                                    ----           ----          ----

Firm-fixed-price..........           87%            74%           65%

Fixed-price-incentive.....             -             -             1%

Cost-plus-incentive-fee...             -             6%           17%

Cost-plus-fixed-fee.......           13%            20%           17%

        The increased percentage and continued predominance of fixed-price contracts reflects the fact that production contracts comprise a significant portion of the Company's U.S. Government contract portfolio.

        The Company negotiates for and, generally, receives progress payments from its customers of between 80-100% of allowable costs incurred on the previously described contracts. Included in its reported revenues are certain amounts which the Company has not billed to customers. These amounts, approximately $8.7 million, $7.9 million and $5.9 million as of March 31, 1996, 1995 and 1994 , respectively, consist of costs and related profits, if any, in excess of progress payments for contracts on which sales are recognized on a percentage-of-completion basis.

        Under generally accepted accounting principles, all U.S. Government contract costs, including applicable general and administrative expenses, are charged to work-in-progress inventory and are written off to costs and expenses as revenues are recognized. The Federal Acquisition Regulations ("FAR"), incorporated by reference in U.S. Government contracts, provide that Company-sponsored research and development costs are allowable general and administrative expenses. To the extent that general and administrative expenses are included in inventory, research and development costs also are included. Unallowable costs, pursuant to the FAR, have been excluded from costs accumulated on U.S. Government contracts. Work-in-process inventory included general and administrative costs (which include Company-sponsored research and development costs) of $9.9 million and $6.6 million at March 31, 1996 and 1995 , respectively.


        All domestic defense contracts and subcontracts to which the Company is a party are subject to audit, various profit and cost controls, and standard provisions for termination at the convenience of the customer. Multi-year U.S. Government contracts and related orders are subject to cancellation if funds for contract performance for any subsequent year become unavailable. In addition, if certain technical or other program requirements are not met in the developmental phases of the contract, then the follow-on production phase may not be realized. Upon termination other than for a contractor's default, the contractor normally is entitled to reimbursement for allowable costs, but not necessarily all costs, and to an allowance for the proportionate share of fees or earnings for the work completed. Foreign defense contracts generally contain comparable provisions relating to termination at the convenience of the foreign government.

MARKETING

        The Company's marketing activities are conducted by its staff of marketing personnel and engineers. The Company's domestic marketing approach begins with the development of information concerning the present and future requirements of its current and potential customers for defense electronics, as well as those in the security and commercial communities serviced by the Company's products. Such information is gathered in the course of contract performance, research into the enhancement of existing systems and inquiries into advances being made in hardware and software development, and is then evaluated and exchanged among marketing, research and engineering groups within the Company to devise proposals responsive to the needs of customers. The Company markets its products abroad through independent marketing representatives.

COMPETITION

        The military electronics defense industry is characterized by rapid technological change. The Company's products are sold in markets containing a number of competitors which are substantially larger than the Company, devote substantially greater resources to research and development and generally have greater financial resources. Certain of such competitors are also suppliers to the Company. The extent of competition for any single project generally varies according to the complexity of the product and the dollar volume of the anticipated award. The Company believes that it competes on the basis of the performance of its products, its reputation for prompt and responsive contract performance, and its accumulated technical knowledge and expertise. The Company's future success will depend in large part upon its ability to improve existing product lines and to develop new products and technologies in the same or related fields.


        In the military sector, the Company competes with many first- and second-tier defense contractors on the basis of product performance, cost, overall value, delivery and reputation. As the size of the overall defense industry has decreased in recent years, there has been an increase in the number of consolidations and mergers of defense suppliers, and this trend is expected to continue. As the industry consolidates, the large (first-tier) defense contractors are narrowing their supplier base and awarding increasing portions of projects to strategic second-and third-tier suppliers, and in the process are becoming oriented more toward system integration and assembly.


PATENTS


        The Company has patents on many of its recording products and certain commercial products. The Company does not believe patent protection to be significant to its current operations; however, future programs may generate the need for patent protection. Similarly, the Company and its subsidiaries have certain registered trademarks, none of which are considered significant to current operations.


MANUFACTURING AND SUPPLIERS

        The Company's manufacturing process for its products, excluding optical products, consists primarily of the assembly of purchased components and testing of the product at various stages in the assembly process. Purchased components include integrated circuits, circuit boards, sheet metal fabricated into cabinets, resistors, capacitors, semiconductors and insulated wire and cables. In addition, many of the Company's products use machined castings and housings, motors and recording and reproducing heads. Many of the purchased components have been fabricated to Company designs and specifications. The manufacturing process for the Company's optics products includes the grinding, polishing and coating of various optical materials and machining of metal components.

        Although materials and purchased components generally are available from a number of different suppliers, several suppliers are the Company's sole source of certain components. If a supplier should cease to deliver such components, other sources probably would be available; however, added cost and manufacturing delays might result. The Company has not experienced significant production delays attributable to supply shortages, but occasionally experiences procurement problems with respect to certain components, such as semiconductors and connectors. In addition, with respect to the Company's optical products, certain exotic materials, such as germanium, zinc sulfide and cobalt, may not always be readily available.

EXPORT SALES


        The Company currently sells several of its products and services in the international marketplace to countries such as Canada, Germany, Australia and the Republic of China. Foreign sales are derived under export licenses granted on a case-by-case basis by the United States Department of State. The Company's foreign contracts are generally payable in United States' dollars.


EMPLOYEES


        As of December 31, 1996, the Company employed 1,153 employees. None of the Company's employees are represented by labor unions, and the Company has experienced no work stoppages.


        There is a continuing demand for qualified technical personnel, and the Company believes that its future growth and success will depend upon its ability to attract, train and retain such personnel.

PROPERTIES


        The Company leases approximately 6,000 square feet of office space for its corporate headquarters in an office building at 5 Sylvan Way, Parsippany, New Jersey under a lease that expires in fiscal 2001. The Company leases approximately 25,000 square feet of space for administrative and engineering facilities at 138 Bauer Drive, Oakland, New Jersey. The Company leases the Oakland building from LDR Realty Co., a partnership wholly-owned by Leonard Newman and David E. Gross, co-founders and former executive officers of the Company, under a lease which expires in fiscal 1999. The Company believes that this lease was consummated on terms no less favorable than those that could have been obtained by the Company from an unrelated third party in a transaction negotiated on an arms-length basis.

        Precision Echo's engineering and principal operations are located in a 55,000 square foot building at 3105 Patrick Henry Drive, Santa Clara, California, under a lease which expires in fiscal 2001. The operations of CMC and Ahead have recently been consolidated and relocated to a new facility in San Jose, California, comprising 32,000 square feet pursuant to a five year lease expiring in fiscal 2001. MEC operates from a 7,000 square foot leased facility in Golden Valley, Minnesota.

        Vikron's principal offices and manufacturing facilities are located in a 18,500 square foot leased facility in St. Croix Falls, Wisconsin. Nortronics operates principally from a 20,000 square foot leased facility in Dassel, Minnesota. Vikron's and Nortronics' leases expire in fiscal 2000 and 2002, respectively.

        Photronics Corp.'s principal facilities are located in a 45,000 square foot building at 270 Motor Parkway, Hauppauge, New York. The building, which is owned by the Company, was built in 1983. OMI leases approximately 54,000 square feet in a building at 2330 Commerce Park Drive, Palm Bay, Florida, for its operations and administration offices. These leases expire in fiscal 2006.

        TAS leases 40,000 square feet in a building at 200 Professional Drive, Gaithersburg, Maryland that houses its executive offices and principal engineering and manufacturing facilities under a lease which expires in fiscal 2000. TAS's Technical Services Division, together with PTI, conducts field service operations from locations in Virginia Beach, Virginia and San Diego, California. These leased facilities, comprising 15,000 square feet and 5000 square feet, respectively, are covered by leases, which, with respect to the Virginia location, expires in fiscal 1997, and for the California location, expires in fiscal 2001.

        Laurel's primary manufacturing facilities and administrative offices are located in a 38,000 square-foot building at 423 Walters Avenue in Johnstown, Pennsylvania. The lease for this facility expires in fiscal
1999. DRS Medical Systems operates from an 8,400 square foot facility in Mahwah, New Jersey, under a month-to-month lease expiring in April 1997.
The Company also leases approximately 2,000 square feet of office space in Arlington, Virginia under a lease which expires in fiscal 1998.




ENVIRONMENTAL PROTECTION

        The Company believes that its manufacturing operations and properties are in material compliance with existing federal, state and local provisions enacted or adopted to regulate the discharge of materials into the environment, or otherwise protect the environment. Such compliance has been achieved without material effect on the Company's earnings or competitive position.

LEGAL PROCEEDINGS

        The Company is a party to various legal actions and claims arising in the ordinary course of its business. In the Company's opinion, the Company has adequate legal defenses for each of the actions and claims and believes that their ultimate disposition will not have a material adverse effect on the Company's consolidated financial position or results of operations.



                       DESCRIPTION OF THE DEBENTURES


        The Debentures were issued under the Indenture dated as of September 22, 1995, and as supplemented as of April 1, 1996, between the Company and The Trust Company of New Jersey, as trustee (the "Trustee"). The following summary does not purport to be complete and is subject to and is qualified in its entirety by reference to the Indenture and the form of the Debentures.


        The Debentures were issued on September 29, 1995 in an aggregate principal amount of $20,000,000. On November 3, 1995, pursuant to the exercise of an overallotment option by Forum, an additional $5,000,000 aggregate principal amount was issued. The Debentures are general unsecured senior subordinated obligations of the Company, are limited to $25,000,000 aggregate principal amount and will mature on October 1, 2003. As of February 4, 1997, $25 million aggregate principal amount of the Debentures were outstanding. The Debentures bear interest at 9% per annum, and accrued but unpaid interest is payable semi-annually on April 1 and October 1 of each year commencing April 1, 1996 (each, an "Interest Payment Date"). Interest is paid to Debentureholders of record ("Holders") at the close of business on the March 15 or September 15, respectively, immediately preceding the relevant Interest Payment Date (each, a "Regular Record Date"). Interest is computed on the basis of a 360-day year of twelve 30-day months.


        Holders are entitled, at any time and from time to time prior to maturity (subject to earlier redemption or repurchase, as described below), to convert their Debentures (or any portion thereof that is an integral multiple of $1,000), at 100% of the principal amount thereof, into Common Stock of the Company at the conversion price of $8.85, subject to adjustment under certain circumstances.

        The Debentures are not redeemable at the option of the Company prior to October 1, 1998. Thereafter, the Debentures will be redeemable at any time prior to maturity, at the option of the Company, in whole or from time to time in part, upon not less than 30 days' nor more than 60 days' prior notice of the redemption date, at the redemption prices established for the Debentures, together with accrued but unpaid interest, if any, to the date fixed for redemption. If a Change of Control occurs (as defined in the Indenture), the Company shall offer to repurchase each Holder's Debentures at a purchase price equal to 100% of the principal amount of such Holder's Debentures, plus accrued but unpaid interest, if any, to the date of purchase. The Change of Control purchase feature of the Debentures may in certain circumstances make more difficult or discourage a takeover of the Company.

        In addition, in the event the Company's Consolidated Net Worth (as defined in the Indenture) at the end of any two consecutive fiscal quarters is below $18.0 million, the Company will offer to repurchase up to 10% of the aggregate principal amount of Debentures at 100% of the principal amount thereof plus accrued but unpaid interest to the date of repurchase.

        The Indenture limits (i) the issuance of additional debt by the Company, (ii) the payment of dividends on the capital stock of the Company and investments by the Company, (iii) certain transactions with affiliates,
(iv) incurrence of liens, (v) issuance of preferred stock by the Company or its subsidiaries, (vi) stock splits, consolidations and reclassifications, and (vii) sales of assets and subsidiary stock. The Indenture also prohibits certain restrictions on distributions from subsidiaries. However, all these limitations and prohibitions are subject to a number of qualifications, as set forth therein.

        Senior Indebtedness is defined in the Indenture to mean the principal of and premium, if any, and interest on (a) the Debt (as defined in the Indenture) of the Company or any of its Subsidiaries (as defined in the Indenture) which is outstanding on the date of the Indenture and has been provided by a bank that is not an Affiliate (as defined in the Indenture) of the Company or by any State or local government or agency thereof, (b) any Debt incurred after the date of the Indenture by the Company or any of its Subsidiaries which expressly states that it is senior in right of payment to the Debentures and is provided by a bank that is not an Affiliate of the Company, (c) any Debt, whether outstanding on the date of the Indenture or thereafter incurred, which evidences the Company's obligation to refund any progress payments or deposits to the United States or any foreign government or any instrumentality thereof or any prime contractor for any such government or instrumentality and (d) amendments, renewals, extensions, modifications and refundings of any such Debt, whether any such Debt described in (a), (b) or (c) is outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless in any case, the instrument creating or evidencing any such Debt pursuant to which the same is outstanding provides that such Debt is not superior in right of payment to the Debentures.


                       DESCRIPTION OF 1998 DEBENTURES

        The following summary describes certain provisions of the indenture governing the 1998 Debentures, as supplemented as of April 1, 1996 (the "1998 Indenture"), and the 1998 Debentures. The following summary does not purport to be complete and is subject to and is qualified in its entirety by reference to the 1998 Indenture and the form of the 1998 Debentures.


        The Company's 1998 Debentures were issued on August 1, 1983 in an aggregate principal amount of $25,000,000. As of February 4, 1997, $4,992,000 aggregate principal amount of the 1998 Debentures were outstanding. The
1998 Debentures are unsecured obligations of the Company which are subordinated in right of payment to all existing and future Senior Indebtedness (as defined below) of the Company. The 1998 Indenture does not contain any restrictions upon the incurrence of Senior Indebtedness or any other indebtedness by the Company or by any of its subsidiaries.


        The 1998 Debentures bear interest at a rate of 8-1/2% per annum payable semiannually on February 1 and August 1 of each year and mature on August 1, 1998. Mandatory sinking fund payments sufficient to retire $2.5 million principal amount of the 1998 Debentures annually, which commenced on August 1, 1990, are calculated to retire 80% of the issue prior to maturity. See "Capitalization."

        The 1998 Debentures are redeemable on not less than 30 days' notice at the option of the Company, in whole or in part, at a redemption price of 100% of the principal amount, plus accrued interest to the date of re-demption. The 1998 Debentures are convertible at any time prior to maturity, unless previously redeemed, into shares of Common Stock of the Company at a conversion price of $15.00 per share, subject to adjustment under certain conditions.

        The 1998 Indenture contains certain limitations on the Company's right to distribute dividends or purchase, redeem or otherwise acquire or retire any of its capital stock and to merge or consolidate unless it meets the criteria set forth therein.

        Senior Indebtedness is defined in the 1998 Indenture to include the principal of (and premium, if any) and interest on (a) all indebtedness of the Company, whether outstanding on the date of the 1998 Indenture or thereafter created, incurred, assumed or guaranteed, for borrowed money (other than the 1998 Debentures), whether short-term or long-term and whether secured or unsecured (including all indebtedness evidenced by notes, bonds, debentures or other securities sold by the Company for money), (b) indebtedness incurred by the Company in the acquisition (whether by way of purchase, merger, consolidation or otherwise and whether by the Company or another person) of any business, real property or other assets (except assets acquired in the ordinary course of the conduct of the acquirer's usual business), (c) guarantees by the Company of indebtedness for borrowed money, whether short-term or long-term and whether secured or unsecured, of any corporation in which the Company owns, directly or indirectly, 50% or more of the stock having general voting power and (d) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligation or guarantee, unless in each case by the terms of the instrument creating or evidencing such indebtedness, obligation or guarantee or such renewal, extension, refunding, deferral, restructuring, amendment or modification it is provided that such indebtedness, obligation or guarantee is not superior in right of payment of the 1998 Debentures.


                        DESCRIPTION OF CAPITAL STOCK

        On February 7, 1996, the Board of Directors of the Company approved and recommended for submission to the stockholders of the Company by a 6 to 1 vote, with Leonard Newman voting against such submission, the consideration and approval of an Amended and Restated Certificate of Incorporation (the "Restated Certificate"), which amended and restated the Company's certificate of incorporation to (i) effect a reclassification of each share of Class A Common Stock and each share of Class B Common Stock into one share of Common Stock, (ii) provide that action by the stockholders may be taken only at a duly called annual or special meeting, and not by written consent and (iii) provide that the stockholders of the Company would have the right to make, adopt, alter, amend, change or repeal the By-Laws of the Company only upon the affirmative vote of not less than 66 2/3% of the outstanding capital stock of the Company entitled to vote thereon.


        On March 26, 1996, the stockholders approved the Restated Certificate. The Restated Certificate was filed with the Secretary of State of the State of Delaware and became effective April 1, 1996. The authorized capital stock of the Company currently consists of 2,000,000 shares of Preferred Stock and 20,000,000 shares of Common Stock. As of February 4, 1997, there were 5,584,093 shares of Common Stock issued and outstanding (exclusive of 420,893 shares held in treasury). No shares of Preferred Stock have been issued. All outstanding shares of Common Stock are fully paid and nonassessable.


PREFERRED STOCK

        The Restated Certificate authorizes 2,000,000 shares of Preferred Stock each having a par value of $10 per share. Subject to applicable law, the Board may issue, in its sole discretion, shares of Preferred Stock without further stockholder action by resolution at the time of issuance. The Preferred Stock may be issued in one or more series and may vary as to the designation and number of shares in such series, the voting power of the holders thereof, the dividend rate, the redemptive terms and prices, the voluntary and involuntary liquidation preferences, the conversion rights and the sinking fund requirements, if any, of such series. The Board, however, may not create any series of Preferred Stock with more than one vote per share.

COMMON STOCK

        Voting Rights. As a result of the Reclassification, all holders of Common Stock have the same preferences, rights, powers and qualifications, including one vote for each share of Common Stock held.

        The Board was previously divided into two classes; Class A Directors and Class B Directors. The Class A Directors were divided into three classes serving staggered terms, the Class A-I Directors, the Class A-II Directors and the Class A-III Directors. As a result of the Reclassification, the Board is no longer divided into Class A Directors and Class B Directors. The directors who, as of the effective date of the Reclassification, were designated as Class A-I Directors, Class A-II Directors and Class A-III Directors are now designated as Class I Directors, Class II Directors and Class III Directors, respectively, and will continue to serve out their respective terms. Each of the former Class B Directors was appointed to serve as either a Class I Director, Class II Director or Class III Director. Each class of directors will consist of as nearly an equal number of directors as possible. At each annual meeting beginning with the 1996 Annual Meeting, one class of directors will be elected to succeed those whose terms expire by all record holders of the Common Stock as of the date of determination, with each new director to serve a three-year term.

        In General. Holders of Common Stock have no redemption or preemptive rights and are not liable for further calls or assessments. Holders of Common Stock will be entitled, after satisfaction of the Company's liabilities and payment of the liquidation preferences, if any, of any outstanding shares of Preferred Stock, to share the remaining assets of the Company, if any, equally in proportion to the number of shares held.

        Subject to the rights of holders of Preferred Stock, if any, and subject to other provisions of the Restated Certificate, holders of Common Stock are entitled to receive such dividends and other distributions in cash, property or shares of stock of the Company as may be declared from time to time by the Board in its discretion from any assets of the Company legally available therefor.


        Transfer Agent and Registrar. Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004, is the transfer agent and the registrar of the Common Stock.



                            PLAN OF DISTRIBUTION

        The Company will not receive any of the proceeds from this offering. The Selling Stockholders may sell all or a portion of the shares of Common Stock offered hereby from time to time on terms to be determined at the times of such sales. The shares of Common Stock may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, any of the Selling Stockholders may from time to time offer the shares of Common Stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Stockholders and the purchasers of the shares of Common Stock for whom they may act as agent. To the extent required, the number of shares of Common Stock to be sold, the names of the Selling Stockholders, the offering price, the name of any such agent, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. There is no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock offered hereby. The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, commissions or concessions received by such broker-dealers, agents or underwriter and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        The shares of Common Stock may be sold from time to time in one or more transactions, depending on market conditions and other factors, in one or more transactions on the AMEX or otherwise, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. Such prices may be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith. In addition, the Selling Stockholders may from time to time sell the shares of Common Stock in transactions under Rule 144 promulgated under the Securities Act.

        To comply with the securities laws of certain states, if applicable, the shares of Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition in certain states the shares of Common Stock may not be offered or sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Pursuant to the Registration Rights Agreement, the Company agreed to indemnify the Selling Stockholders against certain liabilities in connection with the offer and sale of the Common Stock, including liabilities under the Securities Act, and to contribute to payments that the Selling Stockholders may be required to make in respect thereof.

        The Company will pay substantially all expenses incident to the offering and sale of the Common Stock to the public to the extent provided for in the Registration Rights Agreement other than underwriting discounts and selling commissions and expenses, and the fees and disbursements of the Selling Stockholders' counsel, accountants and experts. The Company and the Selling Stockholders have agreed to indemnify each other against certain liabilities arising under the Securities Act. In addition, any underwriter utilized by the Selling Stockholders may be indemnified against certain liabilities, including liabilities under the Securities Act. See "Selling Stockholders."

        The Common Stock is listed on the AMEX and has historically been characterized by limited trading volume and a limited number of holders. No assurance can be given as to the liquidity of or the trading market for the Common Stock. See "Risk Factors -- Lack of Public Market; Restrictions on Resale."


                            SELLING STOCKHOLDERS

        The following table sets forth information concerning the number of shares of Common Stock beneficially owned by each Selling Stockholder which may be offered from time to time pursuant to this Prospectus. Other than as a result of the ownership of Common Stock, none of the Selling Stockholders has had any material relationship with the Company within the past three years, except as noted herein. The table has been prepared based upon information furnished to the Company by or on behalf of the Selling Stockholders.

                                                        NUMBER OF        NUMBER OF      PERCENT OF
                                                     SHARES BENEFI-    SHARES BEING     OUTSTANDING
                       NAME                           CIALLY OWNED      REGISTERED        SHARES
-------------------------------------------------    --------------   -------------    ------------
Chrysler Corp. Emp. # 1 Pension Plan Dtd. 4-1-89...      292,300          292,300            33%
IBM Corp. Retirement Plan Trust Dtd. 12-18-45......      319,024          319,024            36%
G.E. Pension Trust.................................      212,600          212,600            24%
NYNEX Master Pension Trust Dtd. 1-1-84.............       62,000           62,000             7%
                                                     --------------   -------------    ------------
       Total.......................................      885,924          885,924           100%


        Because the Selling Stockholders may sell all or some of the Common Stock which they hold pursuant to the offering contemplated by this Prospectus, no estimate can be given as to the aggregate amount of shares of Common Stock that are to be offered hereby or that will be owned by the Selling Stockholders upon completion of this offering to which this Prospectus relates. Accordingly, the aggregate principal amount of Common Stock offered hereby may decrease. In addition, the Selling Stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Common Stock since the date on which they provided the information regarding their Common Stock, in transactions exempt from the registration requirements of the Securities Act. As of February 4, 1997, 5,571,093 shares of Common Stock, including the shares being offered hereby, were issued and outstanding (exclusive of 420,893 shares held in treasury). See "Plan of Distribution."



                               LEGAL MATTERS


        Certain legal matters in connection with this offering will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022. Mark N. Kaplan, a director and owner of 1,000 shares of the Common Stock of the Company, is a partner in the firm of Skadden, Arps, Slate, Meagher & Flom LLP.


                                  EXPERTS


        The consolidated financial statements and consolidated financial statement schedule of the Company as of March 31, 1996 and 1995 , and for each of the years in the three-year period ended March 31, 1996, have been incorporated by reference in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


=====================================     =================================

     NO PERSON IS AUTHORIZED TO
GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATION NOT CONTAINED OR
INCORPORATED BY REFERENCE IN THIS
PROSPECTUS, AND ANY INFORMATION OR
REPRESENTATION NOT CONTAINED OR
INCORPORATED BY REFERENCE HEREIN                      885,924 SHARES
MUST NOT BE RELIED UPON AS HAVING
BEEN AUTHORIZED BY THE COMPANY OR
ANY UNDERWRITER. THIS PROSPECTUS
DOES NOT CONSTITUTE AN OFFER OF ANY
SECURITY OTHER THAN THE REGISTERED
SECURITIES TO WHICH IT RELATES OR                  DIAGNOSTIC/RETRIEVAL
AN OFFER TO ANY PERSON IN ANY                           SYSTEMS, INC.
JURISDICTION WHERE SUCH OFFER WOULD
BE UNLAWFUL. NEITHER THE DELIVERY
OF THIS PROSPECTUS NOR ANY SALE
MADE HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY
IMPLICATION THAT THERE HAS BEEN NO
CHANGE IN THE AFFAIRS OF THE
COMPANY SINCE THE DATE HEREOF.

           -------------                               COMMON STOCK

         TABLE OF CONTENTS
                               Page


Available Information...........  2
Incorporation of Certain
  Documents by Reference........  2                  ---------------
Prospectus Summary..............  3
Use of Proceeds................. 11                    PROSPECTUS
Business........................ 12
Description of the                                   ---------------
  Debentures.................... 26
Description of 1998
  Debentures.................... 28
Description of Capital Stock.... 29
Plan of Distribution............ 31
Selling Stockholders............ 32
Legal Matters................... 33


Experts......................... 33                             , 1997



===================================     ===================================



PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS




ITEM  14.  Other Expenses of Issuance and Distribution.


        The following table sets forth all expenses (other than underwriting discounts and commissions) payable by the Company in connection with the sale of the Common Stock being registered. All amounts (other than the registration fee) are estimated.

   Item                                                            Amount
   ----                                                            ------
   Securities and Exchange Commission registration fee......      2,596.67
   Blue Sky fees and expenses...............................      2,500.00
   Accountants' fees and expenses...........................     10,000.00
   Legal fees and expenses..................................     45,000.00
   Transfer agent and registrar fees and expenses...........      1,000.00
   Miscellaneous............................................      3,903.33
                                                                  --------
        Total...............................................     65,000.00
                                                                 =========
-------------------------------------


ITEM  15.  Indemnification of Directors and Officers.


        Set forth below is a description of certain provisions of the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), the Amended and Restated Bylaws (the "Bylaws") of the Company and the General Corporation Law of the State of Delaware, as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the Restated Certificate of Incorporation, Bylaws, and the General Corporation Law of the State of Delaware.

        The Company's Restated Certificate of Incorporation provides that the Company shall, to the full extent permitted by Sections 102 and 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto and eliminates the personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time.

        Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct in the performance of his respective duties to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

        Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the ability of a director for any act or omission occurring prior to the date when such provision becomes effective.



ITEM 16.  Exhibits.


        Certain of the following exhibits, designated with an asterisk (*), will be filed upon amendment and certain of the following exhibits, designated with two asterisks (**), are filed herewith. The exhibits not so designated have been previously filed with the Commission and are incorporated herein by reference to the documents indicated in brackets following the descriptions of such exhibits.




Exhibit No.                    Description
-----------                    -----------
    1.1 - Purchase Agreement, dated September 22, 1995 between the Company and Forum Capital Markets L.P.
             [Registration Statement, File No. 33-64641]

    3.1   -  Restated Certificate of Incorporation of the Company
             [Registration Statement No. 2-70062-NY, Amendment
             No. 1, Exhibit 2(a)]

    3.2 - Certificate of Amendment of the Restated Certificate of Incorporation of the Co mpany, as filed July 7, 1983 [Registration Statement on Form 8-A of the
             Company, dated July 13, 1983, Exhibit 2.2]

    3.3   -  Composite copy of the Restated Certificate of
             Incorporation of the Company, as amended
             [Registration Statement No. 2-85238, Exhibit 3.3]

    3.4 - Amended and Restated Certificate of Incorporation of the Company, as filed April 1, 1996 [Registration
             Statement, File No. 33-64641]

    3.5   -  By-laws of the Company, as amended to November 7,
             1994 [Form 10-K, fiscal year ended March 31, 1995,
             File No. 1-8533, Exhibit 3.4]

    3.6 - Certificate of Amendment of the Certificate of Incorporation of Precision Echo Acquisition Corp., as filed March 10, 1995 [Form 10-K, fiscal year ended March 31, 1995, File No. 1-8533, Exhibit 3.5]

    3.7   -  Form of Advance Notice By-Laws of the Company [Form
             10-Q, quarter ended December 31, 1995, File No.
             1-8533, Exhibit 3]

    3.8   -  Amended and Restated By-Laws of the Company, as of
             April 1, 1996 [Registration Statement, File No.
             33-64641]

    4.1 - Indenture, dated as of September 22, 1995, between the Company and The Trust Company of New Jersey, as
             Trustee, in respect of the Company's 9% Senior
             Subordinated Convertible Debentures Due 2003
             [Registration Statement, File No. 33-64641]

    4.2   -  Form of 9% Senior Subordinated Convertible Debenture
             Due 2003 (included as part of Exhibit 4.1)
             [Registration Statement, File No. 33-64641]

    4.3   -  Registration Rights Agreement, dated as of September
             22, 1995 between the Company and Forum Capital
             Markets L.P. [Registration Statement, File No.
             33-64641]

    4.4   -  Indenture, dated as of August 1, 1983, between the
             Company and Bankers Trust Company, as Trustee [Form
             10-Q, quarter ended September 30, 1983, File No.
             1-8533, Exhibit 4.2]

    4.5 - Indenture of Trust, dated December 1, 1991, among Suffolk County Industrial Development Agency, Manufacturers and Traders Trust Company, as Trustee and certain bondholders [Form 10-K, fiscal year ended March 31, 1992, File No. 1-8533, Exhibit 4.2]

    4.6 - Reimbursement Agreement, dated December 1, 1991, among Photronics Corp., the Company and Morgan Guaranty Trust Company of New York [Form 10-K, fiscal year ended March 31, 1992, File No. 1-8533,
             Exhibit 4.3]

    4.7   -  Registration Rights Agreement, dated as of March 27,
             1996, by and between the Company and Palisade
             Capital Management L.L.C., acting as investment adviser to the accounts named therein [Registration
             Statement, File No. 33-64641]


    4.8 - First Supplemental Indenture, dated as of April 1, 1996, to Indenture, dated as of September 22, 1995, between the Company and The Trust Company of New Jersey, as Trustee [Registration Statement, File No. 33-64641]


   *4.9   -  First Supplemental Indenture, dated as of April 1,
             1996, to Indenture, dated as of August 1, 1983, between Company and Bankers Trust Company, as
             Trustee

   *5.1   -  Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

 **23.1   -  Consent of KPMG Peat Marwick LLP

  *23.2   -  Consent of Skadden, Arps, Slate, Meagher & Flom LLP,
             contained in their opinion filed as Exhibit 5.1


  *24.1   -  Power of Attorney (included in signature page to
             Registration Statement)

   25.1 - Form T-1 Statement of Eligibility and Qualification of the Trustee under the Trust Indenture Act of 1939
             [Registration Statement, File No. 33-64641]


------------------------
     *  To be filed upon amendment.
    **  Filed herewith.




ITEM 17.  Undertakings

        The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold as of the termination of the offering.

The undersigned Registrant hereby undertakes that:

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim information.


                      SIGNATURES AND POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York on, February 7, 1997.


                                    DIAGNOSTIC/RETRIEVAL SYSTEMS, INC.

                                    By: /s/ Mark S. Newman
                                        ______________________________
                                        Mark S. Newman
                                        Chairman of the Board, President,
                                          and Chief Executive Officer




        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICAT-ED.


Signature                  Title                            Date
------------------------   -----------------------------    -----------------


/s/ Mark S. Newman         President, Chief Executive       February 7, 1997
-------------------------  Officer, Chairman of the
Mark S. Newman             Board and Director (Principal
                           Executive Officer)

/s/ Nancy R. Pitek         Vice President-Financial,        February 7, 1997
-------------------------  Treasurer and Secretary
Nancy R. Pitek             (Principal Financial Officer
                           and Principal Accounting
                           Officer)

       *                   Vice President, President of     February 7, 1997
-------------------------  Precision Echo and
Stuart F. Platt            Director

       *                   Director                         February 7, 1997
-------------------------
Leonard Newman

       *                   Director                         February 7, 1997
-------------------------
Donald C. Fraser

       *                   Director                         February  7, 1997
-------------------------
Mark N. Kaplan

       *                   Director                         February 7, 1997
-------------------------
Jack Rachleff


*By /s/ Mark S. Newman
-------------------------
    Mark S. Newman
    Attorney-in-Fact



                               EXHIBIT INDEX

        Certain of the following exhibits, designated with an asterisk (*), have been previously filed and certain of the following exhibits, designated with two asterisks (**), are filed herewith. The exhibits not so designated have been previously filed with the Commission and are incorporated herein by reference to the documents indicated in brackets following the descriptions of such exhibits.

                                                                  Page No. in
Exhibit No.                Description                            This Filing
-----------                -----------                            -----------
    1.1 - Purchase Agreement, dated September 22, 1995 between the Company and Forum Capital Markets L.P.
             [Registration Statement, File No. 33-64641]

    3.1   -  Restated Certificate of Incorporation of the
             Company [Registration Statement No. 2-70062-NY,
             Amendment No. 1, Exhibit 2(a)]

    3.2   -  Certificate of Amendment of the Restated
             Certificate of Incorporation of the Company, as filed July 7, 1983 [Registration Statement on
             Form 8-A of the Company, dated July 13, 1983,
             Exhibit 2.2]

    3.3   -  Composite copy of the Restated Certificate of
             Incorporation of the Company, as amended
             [Registration Statement No. 2-85238, Exhibit 3.3]

    3.4 - Amended and Restated Certificate of Incorporation of the Company, as filed April 1, 1996
             [Registration Statement, File No. 33-64641]

    3.5   -  By-laws of the Company, as amended to November 7,
             1994 [Form 10-K, fiscal year ended March 31, 1995,
             File No. 1-8533, Exhibit 3.4]

    3.6 - Certificate of Amendment of the Certificate of Incorporation of Precision Echo Acquisition Corp., as filed March 10, 1995 [Form 10-K, fiscal year ended March 31, 1995, File No. 1-8533, Exhibit 3.5]

    3.7   -  Form of Advance Notice By-Laws of the Company
             [Form 10-Q, quarter ended December 31, 1995, File
             No. 1-8533, Exhibit 3]

    3.8   -  Amended and Restated By-Laws of the Company, as of
             April 1, 1996 [Registration Statement, File No.
             33-64641]

    4.1 - Indenture, dated as of September 22, 1995, between the Company and The Trust Company of New Jersey, as Trustee, in respect of the Company's 9% Senior Subordinated Convertible Debentures Due 2003 [Registration Statement, File No. 33-64641]

    4.2   -  Form of 9% Senior Subordinated Convertible
             Debenture Due 2003 (included as part of Exhibit
             4.1) [Registration Statement, File No. 33-64641]

    4.3   -  Registration Rights Agreement, dated as of
             September 22, 1995 between the Company and Forum
             Capital Markets L.P. [Registration Statement, File
             No. 33-64641]

    4.4   -  Indenture, dated as of August 1, 1983, between the
             Company and Bankers Trust Company, as Trustee
             [Form 10-Q, quarter ended September 30, 1983, File
             No. 1-8533, Exhibit 4.2]

    4.5   -  Indenture of Trust, dated December 1, 1991, among
             Suffolk County Industrial Development Agency,
             Manufacturers and Traders Trust Company, as
             Trustee and certain bondholders [Form 10-K, fiscal year ended March 31, 1992, File No. 1-8533,
             Exhibit 4.2]

    4.6 - Reimbursement Agreement, dated December 1, 1991, among Photronics Corp., the Company and Morgan Guaranty Trust Company of New York [Form 10-K, fiscal year ended March 31, 1992, File No. 1-8533,
             Exhibit 4.3]

    4.7 - Registration Rights Agreement, dated as of March 27, 1996, by and between the Company and Palisade Capital Management L.L.C., acting as investment adviser to the accounts named therein [Registration Statement, File No. 33-64641]


    4.8 - First Supplemental Indenture, dated as of April 1, 1996, to Indenture, dated as of September 22, 1995, between the Company and The Trust Company of New Jersey, as Trustee [Registration Statement, File No. 33-64641]


   *4.9   -  First Supplemental Indenture, dated as of April 1,
             1996, to Indenture, dated as of August 1, 1983, between Company and Bankers Trust Company, as
             Trustee


   *5.1   -  Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

 **23.1   -  Consent of KPMG Peat Marwick LLP

 * 23.2   -  Consent of Skadden, Arps, Slate, Meagher & Flom LLP,
             contained in their opinion filed as Exhibit 5.1


 * 24.1   -  Power of Attorney (included in signature page to
             Registration Statement)

   25.1   -  Form T-1 Statement of Eligibility and
             Qualification of the Trustee under the Trust
             Indenture Act of 1939 [Registration Statement,
             File No. 33-64641]

-------------------
    *     To be filed.
    **    Filed herewith.



                                                      Exhibit 23.1



                       INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Diagnostic/Retrieval Systems, Inc.:

We consent to the use of our reports dated May 17, 1996, on the consolidated financial statements and related schedule of Diagnostic/Retrieval
Systems, Inc. and subsidiaries as of March 31, 1996 and 1995, and for each of the years in the three-year period ended March 31, 1996, which reports appear or are incorporated by reference in the March 31, 1996 Annual Report on form 10-K of Diagnostic/Retrieval Systems, Inc., incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.



                                           KPMG Peat Marwick LLP

Short Hills, New Jersey
February 7, 1997